EXHIBIT 99

FOR IMMEDIATE RELEASE

RETRACTABLE TECHNOLOGIES, INC. SETTLES ANTITRUST SUIT AGAINST BECTON DICKINSON (BD) FOR $100 MILLION IN CASH

LITTLE ELM, Texas, July 2, 2004—Retractable Technologies, Inc. (AMEX: RVP), a leading maker of safety needle devices, today announced that it has settled its longstanding federal antitrust suit against Becton Dickinson (BD) for $100 million in cash. After legal fees and other expenses the company will receive the majority of these proceeds. The lawsuit, which was originally filed in a Texas state court in 1998, was scheduled to go to trial in federal court in Texarkana, Texas, with testimony slated to begin July 12.

“This is a major victory for Retractable Technologies, Inc. and healthcare workers in the U. S. and around the world,” said Thomas J. Shaw, President and CEO. “In our view, the substantial amount of this settlement vindicates our allegations that BD has blocked our life-saving technology from being used in American and overseas medical facilities, thereby endangering the lives of thousands of healthcare workers who have suffered accidental needlestick injuries, and millions more patients who have contracted deadly diseases such as HIV/AIDS and hepatitis C through needle reuse. Such injuries are preventable using Retractable’s VanishPoint® safety needle devices.” Accidental needlestick injuries and the reuse of conventional disposable syringes are widely regarded as being major causes of transmission of HIV/AIDS and other blood-borne diseases, especially in the developing world.

Shaw added, “While we are confident we would have prevailed at trial, we decided to settle because any resulting verdict and judgment would have been subject to the delays associated with an appeal. With this settlement behind us, we will be in a strong position to market our products to customers in the U. S. and overseas by stressing the superior safety, reliability, and cost-effectiveness of our products.”

As part of the settlement with BD, each company released the other from causes of action based on conduct up to the settlement date. In May 2003, Retractable settled with the other three original defendants in the federal antitrust case for cash and other consideration. Those defendants were Novation and Premier Inc., the two largest hospital group purchasing organizations (GPOs), and Tyco International, the second largest U. S. needle device manufacturer.

Retractable Technologies, Inc. manufactures and markets VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device, a feature that is designed to prevent reuse. VanishPoint® safety needle devices are distributed by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views with respect to future events. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, the Company cannot assure you that such expectations will materialize. The Company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand; the Company’s ability to quickly increase its production capacity in the event of a dramatic increase in demand; and the Company’s ability to access the market; the Company’s ability to continue to finance research and development as well as operations and expansion of production through equity and debt financing; the increased interest of other syringe marketers in providing safety needle devices to their customers; and other risks and uncertainties that are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Investor Contact: Douglas W. Cowan Vice President and Chief Financial Officer (888)806-2626 or (972)294-1010 rtifinancial@vanishpoint.com	Media Contact: Phillip L. Zweig Communications Director (508) 627-3285 or (212) 490-0811 plzweig@aol.com